Exhibit 4.1

                          EMPLOYEES STOCK PURCHASE PLAN
                              AMENDED AND RESTATED
                             EFFECTIVE APRIL 1, 2009


1.       Purpose

         The purpose of this Employees Stock Purchase Plan is to encourage and enable eligible employees of Sprint Nextel and its Subsidiaries to acquire proprietary interests in Sprint Nextel through the ownership of Common Stock in order to establish a closer identification of their interests with those of Sprint Nextel by providing them with another and more direct means of participating in its growth and earnings which, in turn, will provide motivation for participating employees to remain in the employ of and to give greater effort on behalf of Sprint Nextel. It is the intention of Sprint Nextel to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.       Definitions

         The following words or terms, when used herein, shall have the following respective meanings:

         (a) "Account" shall mean the funds accumulated with respect to an individual Employee as a result of deductions from his paycheck for the purpose of purchasing Common Stock under this Plan. The funds allocated to an Employee's Account shall remain the property of the respective Employee at all times but may be commingled with the general funds of Sprint Nextel.

         (b) "Average Market Price" shall mean the average of the high and low prices of the applicable Common Stock for composite transactions for the date in question or, if no trade of such Common Stock shall have been made on that date, the next preceding date on which there was a trade of such Common Stock.

         (c) "Board" shall mean the Board of Directors of Sprint Nextel.

         (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (e) "Committee" shall mean the Compensation Committee of the Board unless the Board designates another committee consisting of three or more members of the Board who are not eligible to participate in this Plan.

         (f) "Compensation" shall mean base pay and, if applicable, sales commissions and shall exclude all other forms of compensation.

         (g) "Date of Grant" shall mean, with respect to each offering under the Plan, the first day of the calendar quarter during which the offering occurs. A different date may be set by resolution of the Board.

         (h) "Date of Exercise" shall mean the date on which Options shall be deemed exercised, which shall be the last day of the Purchase Period. Different dates may be set by resolution of the Board.

         (i) "Eligible Employee" or "Employee" shall mean all persons continuously employed by Sprint Nextel or a participating Subsidiary from the 14th day before the end of the month immediately preceding the Purchase Period through the Date of Grant for that offering; provided, however, persons whose customary employment is for less than twenty hours per week shall not be an "Employee" or an "Eligible Employee" as those terms are used herein; and provided further that the Committee may determine, as to any offering under this Plan, that the offer will not be extended to highly compensated


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employees (within the meaning of Section 414(q) of the Code or any successor
Code section). An individual who is on sick leave or other company approved leave on the Date of Grant and who otherwise is an Eligible Employee may enroll in an offering under the Plan; provided, however, if on the Date of Grant such leave has exceeded a period of 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the individual shall not be permitted to enroll.

         (j) "ESPP Broker" shall have the meaning assigned in Section 14(a).

         (k) "Option" or "Options" shall mean the right or rights granted to Eligible Employees to purchase Common Stock under an offering made under this Plan.

         (l) "Plan" shall mean this Employees Stock Purchase Plan, as amended.

         (m) "Plan Administrator" shall mean the individual or individuals appointed under Section 4 to carry out certain administrative duties with respect to the Plan.

         (n) "Purchase Period" shall mean, with respect to each offering under the Plan, the period from and including the first business day of each calendar quarter commencing on or after October 1, 2005, through the last business day of each such calendar quarter. A different Purchase Period may be set by resolution of the Board. The Purchase Period relates to the period during which payroll deductions for payment for stock purchased under an offering under this Plan are made.

         (o) "Shares," "Stock" or "Common Stock" shall mean shares of $.01 par value Sprint Nextel Series 1 Common Stock.

         (p) "Subscription Period" shall mean, with respect to the offering commencing on October 1, 2005, the period from September 6, 2005 to September 23, 2005. Subscription Period for any subsequent offering shall mean the period from the first day of the calendar quarter preceding such offering to the 14th day before the end of the calendar quarter preceding such offering. A different Subscription Period may be set by resolution of the Board.

         (q) "Sprint Nextel" shall mean Sprint Nextel Corporation, a Kansas corporation, or its successor.

         (r) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting securities are held by Sprint Nextel or by Sprint Nextel together with one or more of its Subsidiaries whether or not such corporation now exists or is hereafter organized or acquired by Sprint Nextel or a Subsidiary.

3.       Number of Shares Under the Plan

         A total of 170 million shares of Stock may be sold to Eligible Employees under this Plan less shares of Stock previously sold under the Plan, as adjusted to reflect the effects of prior mergers, recapitalizations and stock splits. The Shares used under the Plan may be newly issued Shares or may be Shares purchased for the Plan on the open market or from private sources, at the option of Sprint Nextel. The number of shares of Stock that may be sold pursuant to each Subscription Period under the Plan is limited to 16 million shares of Stock, which number shall be appropriately adjusted by the Board for a Purchase Period on other than a quarterly basis. With respect to each offering, the Board of Directors will specify the Subsidiaries participating in the offering and such other terms and conditions not inconsistent with this Plan as may be necessary or appropriate.

         In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of Common Stock, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and the Option price of Shares available for purchase under the Plan, and in the number of Shares which an Employee is entitled to purchase.


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4.       Administration of the Plan

         This Plan shall be administered by the Committee. The Committee is vested with full authority to make, administer and interpret such equitable rules and regulations regarding this Plan as it may deem advisable. Its determinations as to the interpretation and operation of this Plan shall be final and conclusive.

         To aid in administering the Plan, the Board or the Committee shall appoint a Plan Administrator and the Committee shall allocate to the Plan Administrator certain limited responsibilities to carry out the directives of the Committee in all phases of the administration of the Plan.

         Sprint Nextel will pay all expenses incident to establishing and administering the Plan and purchasing or issuing Shares except as otherwise provided in the Plan.

5.       Participation; Payroll Deductions

         (a) An Eligible Employee may become a participant by enrolling during the Subscription Period in the manner prescribed by the Plan Administrator.

         (b) Payroll deductions for a participant shall commence with the first payday in the Purchase Period for an offering and shall end with the last payday during the Purchase Period for such offering or until the Employee terminates employment or terminates his participation in the offering as provided in
Section 9.

         (c) As part of his enrollment, the participant shall elect to have deductions made from his pay on each payday during the time he is a participant in an offering at a percentage (in whole numbers) of his Compensation, up to a maximum of 20% of Compensation. Payroll withholding in excess of the percentage designated by a participant is permitted in order to adjust for delays or mistakes in the processing of enrollments. If a participant's pay on any payday is insufficient, after all other payroll deductions, to withhold the percentage of Compensation elected by such participant, the deduction for this Plan shall be the amount remaining after such other payroll deductions are taken.

         (d) All payroll deductions made for a participant shall be credited to his Account under the Plan. A participant may not make any separate cash payment into such Account nor may payment for Shares be made other than by payroll deduction.

         (e) A participant may discontinue his participation in an offering as provided in Section 9, but may not otherwise alter the rate of his payroll deductions for that offering.

6.       Granting of Option

         On the Date of Grant for an offering, this Plan shall be deemed to have granted to each participating Employee an Option for as many full Shares as he will be able to purchase with the payroll deductions credited to his Account during the Purchase Period for that offering, subject to the provisions in the next two paragraphs. Notwithstanding the foregoing, no Employee may purchase more than 9,000 shares of Stock during any single offering; provided, further, that no Employee shall be granted an Option to purchase Shares under this Plan if such Employee, immediately after such Option is granted, owns stock (applying the rules of Section 424(d) of the Code) or holds Options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of Sprint Nextel or of any of its Subsidiaries; provided, further, that no Employee may be granted an Option to purchase Shares which permits his rights to purchase shares of stock under all employee stock purchase plans of Sprint Nextel and its Subsidiaries to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the stock determined as of the date the Option to purchase is granted.


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         If the total number of Shares for which Options are to be exercised on any Date of Exercise exceeds the number of Shares then available under the Plan for that offering, Sprint Nextel shall make a pro rata allocation of the available Shares based on the amount in each participant's Account at the end of the Purchase Period.

         All Shares of Common Stock included in any offering under this Plan in excess of the total number of Shares purchased in such offering shall be available for inclusion in any subsequent offering under this Plan.

7.       Purchase Price

         The Option price per Share of Common Stock shall be 95% of the Average Market Price for a Share of Stock on the Date of Exercise.

8.       Exercise of Option

         Subject to the availability of Shares as set forth in Section 6, each Employee who has sufficient funds in his Account on a Date of Exercise to purchase at least one full share of Common Stock shall be deemed to have exercised his Option on such date and shall be deemed to have purchased from Sprint Nextel such number of full shares of Stock reserved for the purpose of the Plan as the balance in his Account on the Date of Exercise will pay for at the Option price for that Stock.

         The balance in an Employee's Account not used to purchase Common Stock shall be paid to the Employee as soon as practicable after the Date of Exercise.

9.       Termination of Participation

         An Employee may terminate participation in an offering, in whole but not in part, at any time before the end of the Purchase Period for such offering. To terminate participation, an Employee must deliver a notice to the Plan Administrator in the manner prescribed by the Plan Administrator. As soon as practicable after receipt of such notice, the Plan Administrator shall stop the Employee's payroll deductions provided for in Section 5.

         If an Employee's participation is terminated as a provided above during the Purchase Period of an offering, the funds remaining in the Employee's Account will be refunded to the Employee as soon as practicable after such termination.

         If an Employee takes a 401(k) hardship withdrawal from the Sprint Nextel 401(k) Plan, his or her participation in the then Plan offering is automatically terminated as required under Federal tax laws. Also, the Employee will not be permitted to enroll in a quarterly offering if he or she has taken a 401(k) hardship withdrawal within the 6-month period before the Grant Date.

10.      Termination of Employment

         If an Employee terminates employment for any reason or ceases to be an Eligible Employee during the Purchase Period of an offering, the funds remaining in the Employee's Account will be refunded to the Employee as soon as practicable after termination.

11.      Automatic Re-enrollment

         Eligible Employees must enroll in order to participate in the offering commencing on October 1, 2005. There will be no automatic reenrollment in such offering from any previous offering. For each offering subsequent to the offering commencing on October 1, 2005, each participant in an offering who is still an Eligible Employee shall automatically be re-enrolled in the next offering at the same percentage of Compensation in effect at the last day of the Purchase Period immediately preceding such next offering (if such an offering is authorized by the Board). If the Employee wants to change his payroll deductions in the


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new offering, he must re-enroll in the new offering during the Subscription
Period for the new offering. If an Employee enrolled in a prior offering does not want to participate in the new offering, he must affirmatively elect not to participate in the new offering during the Subscription Period for the new offering.

         The balances in the Employee's Account at the end of an offering not used to purchase Common Stock shall be refunded to him. Upon termination of the Plan, the balances in each Employee's Account not used to purchase Common Stock shall be refunded to him.

12.      Interest

         No interest will be paid or allowed on any money in the Accounts of participating Employees.

13.      Rights to Purchase Shares Not Transferable

         No Employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his Account or any rights with regard to the exercise of an Option or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Employee. Any such action taken by the Employee shall be null and void.

14.      Rights as Stockholder and Evidence of Stock Ownership

         (a) An Employee will not become a stockholder, and will have no rights as a stockholder, with respect to Shares being purchased under this Plan until after his Option is exercised and the Shares have been issued by Sprint Nextel. Promptly following each Date of Exercise, the number of shares of Common Stock purchased by each participant shall be deposited into an account established in the participant's name at a stock brokerage or other financial services firm designated by Sprint Nextel (the "ESPP Broker").

         (b) A participant shall be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the Shares in his ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the Shares, the Shares must remain in the participant's account at the ESPP Broker until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to Shares for which the Section 423(a) holding period has been satisfied, the participant may move those Shares to another brokerage account of participant's choosing or request that a stock certificate be issued and delivered to him.

         (c) A participant who is not subject to payment of U.S. income taxes may move his Shares to another brokerage account of his choosing or request that a stock certificate be issued and delivered to him at any time, without regard to the satisfaction of the Section 423(a) holding period.

         (d) Participants shall be responsible for transaction fees charged by the ESPP Broker for transactions in their account.

15.      Application of Funds

         All funds received by Sprint Nextel in payment for Shares purchased under this Plan may be used for any valid corporate purpose.

16.      Commencement of Plan

         This Plan commenced on the first day of June, 1988. This Plan as amended and restated is effective for the offering commencing April 1, 2009 and subsequent offerings.

17.      Governmental Approvals or Consents; Amendments or Termination


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         This Plan and any offering and sales to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith.

         The Plan shall terminate on the effective date of a merger or consolidation in which Sprint Nextel is not the surviving corporation, if such merger or consolidation is not between or among corporations related to Sprint Nextel. If such event occurs during a Purchase Period for an offering, the Date of Exercise shall be the date determined by the Board. Any payroll deductions placed in an Employee's Account after such Date of Exercise will be refunded to the Employee.

         The Board may terminate the Plan or make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of Counsel for Sprint Nextel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state; or for any other reason provided that no termination or amendment may adversely affect the rights of any participant in any offering already commenced, nor may any amendment require the sale of more Shares than are authorized without prior approval of Sprint Nextel's stockholders.

18.      Notices

         All notices or other communications by a participant to Sprint Nextel under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Sprint Nextel at the location, or by the person, designated for the receipt thereof.